Exhibit 99.2

Computershare Trust Company, N.A. PO Box 43006 Providence, RI 02940 - 3006 Within USA, US territories & Canada 866 249 2610 Outside USA, US territories & Canada 201 680 6578 www.computershare.com/investor Name Address City, State, Zip Holder Account Number — — — — — — — — — — — — — — — — Use a black pen. Print in CAPITAL letters inside the grey areas as shown in this example. Direct Stock Purchase Plan - Enrollment Form Please refer to the plan prospectus or brochure before enrolling. (If you do not want to enroll in the plan and you want to r eceive all your dividends in cash you do not need to complete this form.) Check one box only. If you do not check any box, then FU LL DIVIDEND REINVESTMENT will be assumed. If the plan permits, you may make optional cash investments at any time under each of the participation options below. Full Dividend Reinvestment Please mark this box if you wish to reinvest all dividends that become payable on this account, on all stock now held or any future holdings, including shares purchased with optional cash investments. All Dividends Paid in Cash (No Dividend Reinvestment) Please mark this box if you wish to receive dividend payments in cash on all stock now held or any future holdings, including shares purchased with optional cash investments. Partial Dividends Paid in Cash Please mark this box and specify the number of whole shares on which you wish to receive dividend payments in cash. The dividends on all remaining shares or any future holdings, including shares purchased with optional cash investments, will be reinvested. Partial Share Amount

By participating in the plan, I agree to be bound by the terms and conditions of the prospectus or brochure that governs the plan. I have read and fully understand the terms and conditions of the prospectus or brochure. I further agree that my participatio n in the plan will continue until I notify Computershare in writing that I desire to terminate my participation in the plan. Upon providing such notification, I acknowledge that my withdrawal from the plan will be subject to the terms and conditions of the prospectus or brochure that governs the plan. Enrollment forms will be processed within 5 business days of receipt. Confirmation of enrollment will not be mailed; however, a transaction statement will be mailed once there is activity in your account. If you would like to confirm your enrollment in the plan, please call us at the above referenced telephone number. To be valid, this form must be signed by all registered shareholders. If you do not sign and return this form, you will continue to receive div idend payments in cash. Signature 1 - Please keep signature within the box. Signature 2 - Please keep signature within the box. Date (mm/dd/yyyy) Daytime Telephone Number Please return completed form to: Computershare PO Box 43006 Providence, RI 02940 - 3006 E 4 7 U E F N M F A 00H0ZB (Rev. 6/17) - WEB Please see important PRIVACY NOTICE on reverse side of statement Privacy Notice At Computershare, we take privacy seriously. In the course of providing services to you in connection with employee stock pur chase plans, dividend reinvestment plans, direct stock purchase plans, direct registration services and/or custody services, we rec eive nonpublic, personal information about you. We receive this information through transactions we perform for you, from enrollment forms, automatic debit forms, and through other communications with you in writing, electronically, and by telephone. We ma y also receive information about you by virtue of your transaction with affiliates of Computershare or other parties. This information may include your name, address (resident ial and mailing), social security number, bank account information, stock ownersh ip information, date of birth, government - issued identification number, and other financial information. With respect both to current and former customers, Computershare does not share nonpublic personal information with any non - affiliated third - party exc ept as necessary to process a transaction, service your account or as required or permitted by law. Our affiliates and outsid e service providers with whom we share information are legally bound not to disclose the information in any manner, unless required or permitted by law or other governmental process. We strive to restrict access to your personal information to those employees who need to know the information to provide our services to you. Computershare maintains physical, electronic and procedural sa feguards to protect your personal information. Computershare realizes that you entrust us with confidential personal and financial information and we take that trust very s eriously.

00H06A (Rev. 7/12) - WEB